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                                                                  EXHIBIT 10.22


                         SALARY CONTINUATION AGREEMENT

     AGREEMENT made this 26 day of February, 1996, between MORTON METALCRAFT CO., an Illinois corporation (the "Corporation"), and WILLIAM D. MORTON (the "Employee").

     1. Duties. The Corporation has for many years employed the Employee as its President and Chief Executive Officer. Employee hereby agrees to continue serving the Corporation in that capacity.

     2. Benefit in the Event of Death. In consideration of the Employee's agreement to continue service with the Corporation, if the Employee dies during the term of his employment, the Corporation shall pay to his widow, if she survives him, the sum of his then annual base salary payable in twelve (12) substantially equal monthly installments commencing one month after the Employee's death. In the event the Employee's widow survives Employee but dies prior to receipt of the total number of installments due hereunder, any remaining installments shall be payable to her estate. If Employee's spouse does not survive him, the payments shall be made to Employee's estate.

     3. Benefit in the Event of Disability. The following provisions shall be applicable in the event Employee shall become Disabled, as hereinafter defined, during the term of his employment:

          A. Employee shall be considered to be "Disabled" for purposes of this Agreement when, in the judgment of the board of directors of the Corporation, Employee has been unable, by reason of mental or physical incapacity, for a continuous period of thirty (30) days, to properly perform his duties as President and Chief Executive Officer. As to any period of time during which Employee is covered under the terms of an individual or group disability income insurance policy issued to the Corporation, the definition of Disabled herein above set forth shall be disregarded, and Employee shall be considered Disabled only in the event he has suffered a disability as that term is defined in such disability income insurance policy. In the event the Corporation shall be the owner of more than one disability income insurance policy covering Employee, then the definition of Disability set forth in the policy most recently acquired by the Corporation shall be controlling.

          B. From and after the date upon which Employee shall become Disabled, to and including three hundred sixty-five (365) days thereafter as he shall continue to be Disabled, the Employee shall be entitled to receive his base compensation which would otherwise have become due and payable to him during such period.

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          C.   Any payment required by this section being made to the Employee while he is Disabled shall be reduced by the amount of any payments made directly to Employee under the terms of any disability income insurance policy issued to the Corporation or provided by the Corporation for the Employee's benefit.

     4. Maximum Benefits. The maximum amount of benefits payable pursuant to this Agreement by the Corporation shall in no event exceed an amount equal to the Employee's annual base salary in effect at the time the benefit becomes payable.

     5. Continued Employment. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue to be employed by the Corporation in any capacity.

     6. Entire Agreement. This Agreement supersedes all other agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements.

     7. Nonwaiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that right or any other right, unless otherwise provided herein.

     8. Headings. The headings of this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and date first above written.

MORTON METALCRAFT CO.

By:  William D. Morton                  William D. Morton
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     Its President                      William D. Morton


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